Exhibit No. 99.1

Ocean West Announces Agreement
With Freedom Mortgage

TUSTIN, CA—(BUSINESS WIRE)—January 21, 2004—Ocean West Holding Corporation (OTCBB:OWHC), through its subsidiary Ocean West Enterprises, Inc., a Mortgage Banking Company, has entered into an agreement with Freedom Mortgage Corporation of New Jersey. Under the new agreement Ocean West will manage a “new division” of Freedom Mortgage. The agreement enables both Ocean West and Freedom to increase its loan originations by utilizing Freedom Mortgage Corporation’s warehouse lines. Ocean West has agreed to split the net profits of this new division with Freedom Mortgage Corporation for the use of Freedom’s warehouse lending facilities. Freedom Mortgage currently has approximately 240 million dollars in warehouse lending capacity.

Ocean West’s CEO, Mark Stewart, stated, “this agreement will give Ocean West the ability to increase its loan production to levels it currently could not achieve. It is anticipated that the increased loan production will enable Ocean West to maximize its shareholder value by achieving sustained profits and increase its presence in the Mortgage banking industry.”

Freedom Mortgage Corporation CEO, Stanley Middleman, said, “With our roots as a retail loan origination shop, this exciting relationship gives us the opportunity to diversify into other areas of the mortgage banking business.”

About Ocean West
Ocean West Holding is a publicly traded mortgage banking company (OTCBB symbol: OWHC). Ocean West Enterprises, its operating subsidiary, was founded in 1988, and shares of Ocean West Holding Corporation have been publicly traded since 2002. Ocean West currently operates over 90 branch offices and is licensed to do business in 42 states. In fiscal 2003, the Company funded over $1,000,000,000 mortgage loans. For more information about the Company, visit Ocean West’s website at www.oceanwest.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new production, and the unpredictable nature of interest rates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the Company’s judgment as of the date of this release and the Company cautions readers not to place undue reliance on such statements. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company assumes no obligation to update the statements contained in this release.